Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Form S-3 (File No. 333-178268) of Dehaier Medical Systems Limited and Affiliate of our report dated March 18, 2013 with respect to the consolidated financial statements of Dehaier Medical Systems Limited and Affiliate included in the Annual Report (Form 10-K) for the years ended December 31, 2012 and 2011, and to the reference to our firm under the heading “Experts”.

/s/ Friedman LLP

New York, New York

February 21, 2014